(Letterhead of Berman, Hopkins, Wright, Arnold & LaHam, LLP)

                          Independent Auditors' Report

Board of Directors
   and Stockholder
Skydata, Inc.
West Melbourne, Florida

We have audited the accompanying balance sheets of Skydata, Inc. (a wholly owned subsidiary of Gilat Satellite Networks, Ltd.) as of December 31, 1997 and 1996, and the related statements of operations, changes in stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Skydata, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

January 28, 1998
Melbourne, Florida

                                /s/ Berman, Hopkins, Wright, Arnold & LaHam, LLP